Alcoa and Subsidiaries       EXHIBIT 99


                 Forward-looking Statements


Alcoa and its representatives may make oral or written statements from time to time that are "forward-looking statements" within the meaning of the federal securities laws. These statements involve a number of risks and uncertainties. The company cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause actual results to differ include, but are not necessarily limited to, those discussed under the heading "Commodity Risks" in Part I of this report and under the heading "Risk Factors" in the Results of Operations section of Alcoa's 1995 Annual Report to Shareholders, incorporated by reference in Part II, Item 7 of, and filed as an exhibit to, the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The text under each of those headings is incorporated herein by reference.

Other factors include: changes in raw material costs and availability; cyclical demand and competitive pricing in principal markets for the company's products; changes in governmental regulation, particularly those affecting environmental, health or safety compliance; changes in law affecting investments or operations outside the United States; the impact of unfavorable outcomes in litigation proceedings; the outcome of labor agreement negotiations, including those scheduled to begin in May 1996 covering a majority of Alcoa's U.S. production workers; and other factors which result in increased costs, reduced earnings or otherwise negatively affect ongoing operations or the company's financial condition. In addition, other factors may be discussed from time to time in the company's filings with the Securities and Exchange Commission.


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